 Exhibit (a)(5)

News Release

12 September 2022

LLOYDS BANKING GROUP PLC ANNOUNCES A TENDER OFFER FOR ONE SERIES OF ITS STERLING DENOMINATED ADDITIONAL TIER 1 SECURITIES

Lloyds Banking Group plc (the “Offeror” or “LBG”), is today announcing that it is commencing a tender offer (the “Offer”) to purchase for cash any and all of one series of its outstanding Sterling denominated Additional Tier 1 Securities.

The Offer

The Offer is being made on the terms and subject to the conditions set out in the Offer to Purchase dated 12 September 2022 (the “Offer to Purchase”). Capitalized terms not otherwise defined in this announcement have the same meaning as in the Offer to Purchase.

The Offer consists of offers to purchase for cash any and all of the outstanding 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023 of LBG (the “Securities”).

Rationale of the Offer

The Offer is part of LBG’s continuous review and management of its outstanding capital base, maintaining a prudent approach to the management of LBG’s capital position.

The table below sets forth certain information relating to the Offer:

Securities	ISIN	Interest Rate(1)	First Call Date	Principal Amount Outstanding	Purchase Price(2)
LBG 7.625% Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities Callable 2023	XS1043552188	7.625% to (but excluding) June 27, 2023. From (and including) June 27, 2023, the Reset Reference Rate plus 5.287% per annum.	June 27, 2023	£1,059,632,000	£1,020.00

(1)	“Reset Reference Rate” means in respect of the relevant Reset Period, (i) the applicable annual mid-swap rate for swap transactions in pounds sterling (with a maturity equal to 5 years) where the floating leg pays daily compounded SONIA annually and calculated and published by ICE Benchmark Administration Limited on the relevant Reset Determination Date and displayed at 11.15 a.m. (London time) on the relevant Reset Determination Date on such Bloomberg or Reuters page (the “Screen Page”) or, as the case may be, on such other information service that may replace Bloomberg or Reuters, in each case, as may be nominated by ICE Benchmark Administration Limited; or (ii) if such rate is not displayed on the Screen Page at such time and date (other than in certain specified circumstances), the relevant Reset Reference Bank Rate. All capitalized terms are used as defined in the Trust Deed dated April 1, 2014 between LBG and BNY Mellon Corporate Trustee Services Limited as supplemented.

(2)	Per £1,000 in principal amount of Securities accepted for purchase. The Securities can only be tendered in minimum denominations of £200,000 and integral multiples of £1,000 thereafter.

Offer Consideration

For each £1,000 of the Securities validly tendered and accepted for purchase pursuant to the Offer (subject to the minimum denomination), holders of the Securities will be eligible to receive a cash purchase price of £1,020.00 (the “Purchase Price”). In addition to the Purchase Price, holders whose Securities are accepted for purchase will also receive accrued and unpaid interest on such Securities (rounded to the nearest £0.01, with £0.005 being rounded upwards) from the last interest payment date up to, but not including, the Settlement Date (as defined herein) (the “Accrued Interest”). Accrued interest will be calculated from September 27, 2022.

Offer Conditions

The consummation of the Offer is not conditioned upon any minimum amount of Securities being tendered and not subject to a financing condition. However, the Offer is subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase.

Withdrawal Rights

Validly tendered Securities may be withdrawn at any time prior to the Expiration Deadline.

Offer Period

The Offer commenced today and will expire at 11:59 p.m., New York City time, on 7 October 2022, unless extended, re-opened or earlier terminated as provided in the Offer to Purchase. Assuming that the conditions to the Offer are satisfied or waived, LBG expects that the Settlement Date will be 13 October 2022.

The relevant deadline set by the relevant Clearing System or any intermediary for the submission of Tender Instructions may be earlier than the deadlines set out herein.

Indicative Timetable

The following table sets out the expected dates and times of the key events relating to the Offer. This is an indicative timetable and is subject to change.

Events	Dates and Times
Commencement of the Offer
Offer announced. Offer to Purchase made available to holders of Securities.	12 September 2022
Withdrawal Deadline
The deadline for holders to validly withdraw tenders of Securities.	11:59 p.m., New York City time, on 7 October 2022

Events	Dates and Times

Expiration Deadline
The deadline for receipt of all Tender Instructions.	11:59 p.m., New York City time, on 7 October 2022
Announcement of Offer Results
Announcement of the aggregate principal amounts of the Securities which the Offeror will be accepting for purchase.	As soon as reasonably practicable on 11 October 2022
Settlement Date
Settlement Date of the Offer, including payment of the Purchase Price and any Accrued Interest in respect of Securities validly tendered and accepted for purchase in the Offer.	Expected on 13 October 2022

The times and dates above are subject, where applicable, to the right of LBG to extend, re-open, amend, limit, terminate or withdraw the Offer, subject to applicable law. Accordingly, the actual timetable may differ significantly from the expected timetable set out above.

Holders should confirm with any bank, securities broker or other intermediary through which they hold Securities whether such intermediary needs to receive instructions from a holder before the deadlines specified in the Offer to Purchase in order for that holder to be able to participate in, or (in the circumstances in which withdrawal is permitted) withdraw their instruction to participate in, the Offer.

Further Information

Requests for copies of the Offer to Purchase and information in relation to the procedures for tendering should be directed to:

Tender Agent
Kroll Issuer Services Limited	Email: lbg@is.kroll.com
The Shard 32 London Bridge Street, SE1 9SG London, United Kingdom	Telephone: +44 207 704 0880
Dealer Managers
Lloyds Securities Inc.	Tel: +1 (212) 827-3145 Email: lbcmliabilitymanagement@lloydsbanking.com Attn: Liability Management Group
UBS AG London Branch	Tel: +1 888 719 4210 (U.S. Toll Free) Tel: +1 203 719 4210 (U.S.) Tel: +44 20 7568 1121 (Europe) Email: ol-liabilitymanagement-eu@ubs.com Attn: Liability Management Group

Disclaimer

This announcement and the Offer to Purchase (including the documents incorporated by reference therein) contain important information which should be read carefully before any decision is made with respect to the Offer. If you are in any doubt as to the contents of this announcement or the Offer to Purchase or the action you should take, you are recommended to seek your own financial and legal advice, including as to any tax consequences, immediately from your stockbroker, bank manager, solicitor, accountant or other independent financial or legal adviser. Any individual or company whose Securities are held on its behalf by a broker, dealer, bank, custodian, trust company or other nominee or intermediary must contact such entity if it wishes to participate in the Offer. None of the Offeror, the Dealer Managers or the Tender Agent makes any recommendation as to whether holders should tender Securities pursuant to the Offer.

ADDITIONAL INFORMATION IN RESPECT OF THE OFFER AND WHERE TO FIND IT

The Offeror will file with the Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO, accompanied by the Offer to Purchase and related documents relating to the Offer. Holders are advised to read carefully the tender offer statement, the Offer to Purchase and other documents which the Offeror will file with the SEC, when they become available, as they will contain important information about the Offer and procedures for participating in the Offer. Copies of these documents will be available for free by visiting EDGAR on the SEC website at www.sec.gov. In addition, copies of the Schedule TO and the documents filed with it may be obtained free of charge by contacting the Group at 25 Gresham Street, London EC2V 7HN, England.

Offer restrictions

This announcement or the Offer to Purchase do not constitute an offer or an invitation to participate in the Offer in any jurisdiction in or from which, or to any person to whom, it is unlawful to make the relevant offer or invitation under applicable laws. The distribution or communication of this announcement or the Offer to Purchase in certain jurisdictions may be restricted by law. Persons into whose possession this announcement or the Offer to Purchase comes are required by each of the Offeror, the Dealer Managers and the Tender Agent to inform themselves about, and to observe, any such restrictions.

United Kingdom

The communication of this announcement, the Offer to Purchase and any other documents or materials relating to the Offer is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the FSMA. Accordingly, such documents and/or materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and/or materials is exempt from the restriction on financial promotions under section 21 of the FSMA on the basis that it is only directed at and may be communicated to (1) those persons who are existing members or creditors of the Group or other persons within Article 43(2) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, and (2) any other persons to whom these documents and/or materials may lawfully be communicated.

France

This announcement, the Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in the Republic of France except to qualified investors (investisseurs qualifiés) as defined in Article 2(e) of the Prospectus Regulation. This announcement and Offer to Purchase have not been and will not be submitted for clearance to the Autorité des marchés financiers.

Republic of Italy

None of the Offer, the Offer to Purchase, this announcement or any other documents or materials relating to the Offer have been or will be submitted to the clearance procedure of the CONSOB pursuant to Italian laws and regulations.

The Offer is being carried out in the Republic of Italy as an exempted offer pursuant to article 101-bis, paragraph 3-bis of the Legislative Decree No. 58 of 24 February 1998, as amended (the “Financial Services Act”) and article 35-bis, paragraph 4 of CONSOB Regulation No. 11971 of 14 May 1999, as amended.

A holder located in the Republic of Italy can tender some or all of its Securities through authorised persons (such as investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act, CONSOB Regulation No. 20307 of 15 February 2018, as amended from time to time, and Legislative Decree No. 385 of 1 September 1993, as amended) and in compliance with applicable laws and regulations or with requirements imposed by CONSOB or any other Italian authority.

Each intermediary must comply with the applicable laws and regulations concerning information duties vis-à-vis its clients in connection with the Securities or the Offer.

Canada

The Offer and any solicitation in respect thereof, are not being made, directly or indirectly, in Canada or to holders of the Securities who are resident and/or located in any province or territory of Canada. This announcement and Offer to Purchase have not been filed with any securities commission or similar regulatory authority in Canada in connection with the Offer, and the Securities have not been, and will not be, qualified for tender under the securities laws of Canada or any province or territory thereof and no securities commission or similar regulatory authority in Canada has reviewed or in any way passed upon this announcement or the Offer to Purchase, any other documents or materials relating to the Offer and any representation to the contrary is an offence. Accordingly, Canadian holders of the Securities are hereby notified that, to the extent such holders of Securities are persons or entities resident and/or located in Canada, the Offer is not available to them and they may not accept the Offer. As such, any tenders of Securities received from such persons or entities shall be ineffective and void. Copies of this announcement or the Offer to Purchase or of any other document relating to the Offer be distributed or made available in Canada. This announcement, the Offer to Purchase and any other documents or offering materials relating to the Offer may not be distributed in Canada and this announcement or the Offer to Purchase do not constitute an offer or an invitation to participate in the Offer to any person resident in Canada.

General

The Offer does not constitute an offer to buy or the solicitation of an offer to sell Securities in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities or other laws require the Offer to be made by a licensed broker or dealer or registered dealer and the Dealer Manager or, where the context so requires, any of its affiliates is such a licensed broker or dealer or registered dealer in that jurisdiction, the Offer shall be deemed to be made on behalf of the Offeror by such Dealer Manager or affiliate (as the case may be) in such jurisdiction.

The Offeror and its affiliates expressly reserve the right at any time or from time to time following completion or termination of the Offer (subject to Rule 13e-4(f) under the Exchange Act which prohibits us and our affiliates from purchasing any Securities other than in the Offer until at least ten business days after the Expiration Date), to purchase or exchange or offer to purchase or exchange Securities or to issue an invitation to submit offers to sell Securities (including, without limitation, those tendered pursuant to the Offer but not accepted for purchase) through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, in each case on terms that may be more or less favorable than those contemplated by the Offer.

FORWARD-LOOKING STATEMENTS

This announcement contains certain forward-looking statements within the meaning of Section 21E of the US Securities Exchange Act of 1934, as amended, and section 27A of the US Securities Act of 1933, as amended, with respect to Lloyds Banking Group plc together with its subsidiaries (the “Group”) and its current goals and expectations. Statements that are not historical or current facts, including statements about the Group's or its directors' and/or management's beliefs and expectations, are forward looking statements. Words such as, without limitation, 'believes', 'achieves', 'anticipates', 'estimates', 'expects', 'targets', 'should', 'intends', 'aims', 'projects', 'plans', 'potential', 'will', 'would', 'could', 'considered', 'likely', 'may', 'seek', 'estimate', 'probability', 'goal', 'objective', 'deliver', 'endeavour', 'prospects', 'optimistic' and similar expressions or variations on these expressions are intended to identify forward looking statements. These statements concern or may affect future matters, including but not limited to: projections or expectations of the Group's future financial position, including profit attributable to shareholders, provisions, economic profit, dividends, capital structure, portfolios, net interest margin, capital ratios, liquidity, risk-weighted assets (RWAs), expenditures or any other financial items or ratios; litigation, regulatory and governmental investigations; the Group's future financial performance; the level and extent of future impairments and write-downs; the Group's ESG targets and/or commitments; statements of plans, objectives or goals of the Group or its management and other statements that are not historical fact; expectations about the impact of COVID-19; and statements of assumptions underlying such statements. By their nature, forward looking statements involve risk and uncertainty because they relate to events and depend upon circumstances that will or may occur in the future. Factors that could cause actual business, strategy, plans and/or results (including but not limited to the payment of dividends) to differ materially from forward looking statements include, but are not limited to: general economic and business conditions in the UK and internationally; market related risks, trends and developments; risks concerning borrower and counterparty credit quality; fluctuations in interest rates, inflation, exchange rates, stock markets and currencies; volatility in credit markets; volatility in the price of the Group's securities; any impact of the transition from IBORs to alternative reference rates; the ability to access sufficient sources of capital, liquidity and funding when required; changes to the Group's credit ratings; the ability to derive cost savings and other benefits including, but without limitation, as a result of any acquisitions, disposals and other strategic transactions; inability to capture accurately the expected value from acquisitions; potential changes in dividend policy; the ability to achieve strategic objectives; insurance risks; management and monitoring of conduct risk; exposure to counterparty risk; credit rating risk; tightening of monetary policy in jurisdictions in which the Group operates; instability in the global financial markets, including within the Eurozone, and as a result of ongoing uncertainty following the exit by the UK from the European Union (EU) and the effects of the EU-UK Trade and Cooperation Agreement; political instability including as a result of any UK general election and any further possible referendum on Scottish independence; operational risks; conduct risk; technological changes and risks to the security of IT and operational infrastructure, systems, data and information resulting from increased threat of cyber and other attacks; natural pandemic (including but not limited to the COVID-19 pandemic) and other disasters; inadequate or failed internal or external processes or systems; acts of hostility or terrorism and responses to those acts, or other such events; geopolitical unpredictability; the war between Russia and Ukraine; risks relating to sustainability and climate change (and achieving climate change ambitions), including the Group's ability along with the government and other stakeholders to measure, manage and mitigate the impacts of climate change effectively; changes in laws, regulations, practices and accounting standards or taxation; changes to regulatory capital or liquidity requirements and similar contingencies; assessment related to resolution planning requirements; the policies and actions of governmental or regulatory authorities or courts together with any resulting impact on the future structure of the Group; failure to comply with anti-money laundering, counter terrorist financing, anti-bribery and sanctions regulations; failure to prevent or detect any illegal or improper activities; projected employee numbers and key person risk; increased labour costs; assumptions and estimates that form the basis of the Group's financial statements; the impact of competitive conditions; and exposure to legal, regulatory or competition proceedings, investigations or complaints. A number of these influences and factors are beyond the Group's control. Please refer to the latest Annual Report on Form 20-F filed by Lloyds Banking Group plc with the US Securities and Exchange Commission (the SEC), which is available on the SEC's website at www.sec.gov, for a discussion of certain factors and risks. Lloyds Banking Group plc may also make or disclose written and/or oral forward-looking statements in other written materials and in oral statements made by the directors, officers or employees of Lloyds Banking Group plc to third parties, including financial analysts. Except as required by any applicable law or regulation, the forward-looking statements contained in this document are made as of today's date, and the Group expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained in this document whether as a result of new information, future events or otherwise. The information, statements and opinions contained in this document do not constitute a public offer under any applicable law or an offer to sell any securities or financial instruments or any advice or recommendation with respect to such securities or financial instruments.

Further Information

This announcement contains inside information in relation to the Securities and is disclosed in accordance with the Market Abuse Regulation (EU) 596/2014 as it forms part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 (“UK MAR”). For the purposes of UK MAR and Article 2 of the binding technical standards published by the Financial Conduct Authority in relation to UK MAR as regards Commission Implementing Regulation (EU) 2016/1055, this announcement is made by Douglas Radcliffe, Group Investor Relations Director.

For further information please contact:

Group Corporate Treasury:

Liz Padley
Non Bank Entities Treasurer & Head of Capital and Recovery and Resolution
Telephone: +44 (0)20 7158 1737
Email: Claire-Elizabeth.Padley@LloydsBanking.com

Investor Relations:

Douglas Radcliffe
Group Investor Relations Director
Telephone: +44 (0)20 7356 1571
Email: Douglas.Radcliffe@LloydsBanking.com

Corporate Affairs:

Matthew Smith
Head of Media Relations
Tel: +44 (0)20 7356 3522
Email: matt.smith@lloydsbanking.com